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Axel Merk on contending with activists

Thusrday, March 25, 2024

Axel Merk, Founder and CEO of Merk Investments, talks about his firm’s ASA Gold and Precious Metals fund (ASA), a non-diversified closed-end precious metals and mining fund established in 1958. Merk discusses the impact that activist hedge fund Saba Capital Management is having on the fund and its shareholders as it moves to change the board and close ASA’s discount. He also gives his view of the current state of the gold and silver market.

The video interview can be found on AICA’s website by clicking here: https://aicalliance.org/axel-merk-on-contending-with-activists/

Jane King: Axel Merk is the founder and CEO of Merk Investments. Merk Investments manages about $1.1 billion in gold and gold mining investments. Merk created the first US-based physical gold exchange-traded fund with a patented process to facilitate delivery to investors in gold in either coins or bars. Axel Merk is a sought-after speaker and author on topics ranging from the economy, currencies, precious metals, sustainable wealth and personal finance, so welcome to have you here.

I’d like to talk a little bit about this Saba Capital situation, and they’re attempting to take control of ASA Gold & Precious Metals Limited, explain what is going on there. They filed a shareholder lawsuit, what would be the broader implications for the precious metals industry if this would happen?

Website: AICalliance.org ◊ Phone: (888) 400-9694

Axel Merk: Yes, how many hours do we have?

Jane King: As concise as possible.

Axel Merk: ASA is a nightly traded closed-end fund that’s been around since 1958, and it’s unique in that most closed-end funds are fixed-income products. We invest in the mining sector, in gold mining companies, notably in fairly illiquid junior mining companies. And like many closed-end funds, ASA trades at a discount most of the time, and Saba has decided they want to “close the discount”.

Unfortunately Saba has not engaged with us to learn about the unique aspects of ASA, and they accumulated shares and at some point without engaging they said we haven’t done our job, why don’t we replace the directors? And so at that state the board decided that, let’s slow things down, and we have to ask shareholders of what they want in general, not just one shareholder.

Jane King: So this is an activist investor basically.

Axel Merk: Yes.

Jane King: I mean, how do you deal with that? What is the board’s role when something like this comes up?

Axel Merk: Well, the board represents all shareholders, and this board even before I came on the board and before Merk Investments started managing this fund in 2019, has always sought the input from investors. We have an active outreach, with Saba we reached out about a year ago after we saw them show up in the filings, and so we tried to solicit their input and then the board has to decide on what’s the right thing for the fund.

And the board believes that if they want to do certain things like a tender offer, well, we have to explain what the implications are. Because when you have over 70% in illiquid stocks and a requirement to have 20% in US custody, which is a unique feature of our fund where you tend to have the more liquid stocks, you can’t have a tender offer without investors potentially frontrunning a sale and causing a lot of havoc, and so one needs to be more nuanced.

Website: AICalliance.org ◊ Phone: (888) 400-9694

And the board’s responsibility to look at the entire context, also in the context of the viability of the fund in the long run if investors want liquidation, which is for example one way to theoretically at least get the NAV. And I say theoretically because in the liquidation scenario you also have the problem that you need to liquidate illiquid securities, so that’s a drawn out process and we believe the current board is best suited to do that. We happen to think that most investors like to invest in the gold mining space.

Now there are clearly different types of investors, some like to trade the discount or Saba likes to do its own thing, but that is part of the reason we’re going to shareholders, ask them a few things to confirm the mandate that they actually like to invest in this fund. Because ultimately what we do in this fund, we do because you can do this in a closed-end fund. In an open-end product you couldn’t do the sort of things we do, you couldn’t do the same sort of investments.

Jane King: So you’re taking the issue to the shareholders, to all shareholders. Where does that stand? Is there a vote or how does that work?

Axel Merk: Yes, there is an annual shareholder meeting April 26th and we are asking shareholders to support us and send a clear message to Saba that they want the fund to invest in the gold mining space and that they support the current board.

Jane King: Yeah. Is there ever any role for an activist investor that can be positive for a company?

Axel Merk: Some of it’s of course in the eye of the beholder. As an activist their mission is, as they say, to close the discount. They buy discounted assets, try to get the NAV, and if this were a very large fund with lots of liquid assets and it was trading at a significant discount, then they may have a valued argument. Now a lot of activists think, “Oh, it’s okay. If this fund at some point isn’t tenable anymore, you just create a new one.”

Well, not so easy because this one was created in 1958, very unique circumstance, at the time you couldn’t invest in gold in the US. This fund actually was incorporated in South Africa, reincorporated in Bermuda, acts in the US with a special exemptive order, has all kinds of unique facets to it, you couldn’t just recreate it. Also converting this to a fixed-income fund is not practical, there are much more cost-effective ways to run a fixed-income product. And at the same time, we think most investors like this fund because it allows investors to access the junior mining space which is very difficult to do otherwise in a public product.

Website: AICalliance.org ◊ Phone: (888) 400-9694

Jane King: Right, not very many junior miners are traded publicly.

Axel Merk: Well, they’re traded in Canada but they’re very illiquid, and if you look at the open- end space mutual funds have liquidity requirements. So yes, they can, but as the very long bear market last decade showed, is when they have outflows they have to sell the liquid stuff and then the portfolio characteristics change. Whereas with a closed-end fund we can really be with those companies in the long run and enable investors to have the unique risk profile that that fund provides.

Jane King: So let’s talk a little bit about you. You’re a closed-end fund, what are the advantages to that in how you operate in particular versus becoming an open fund?

Axel Merk: Yes. Well, first of all this fund we don’t think can be converted to an open-end fund, and if one tried it would be hugely expensive because of the unique characteristics of this fund, but what it allows us to do is we participate a lot in funding rounds for junior mining companies, and we have some private investments as well.

It’s a very illiquid space, these companies have periodic need for financing. We help to institutionalize these assets so that in future funding rounds to the extent that these companies are successful, bigger companies can participate and there is the potential for disproportionate gain. That unique risk profile, and opportunity profile of course as well, is not accessible in the open- end space, and so we think that this is a way to allow the broad investor base to participate in that and we think that most investors in the fund actually really like that.

Jane King: Okay, and then finally let’s just talk about gold and silver market a little bit because it’s been very interesting lately. We’ve seen gold hit record highs, what’s your take on the precious metals? Why are we seeing them generate so much interest and where do you think things go from here?

Website: AICalliance.org ◊ Phone: (888) 400-9694

Axel Merk: Well, I like to tell people gold doesn’t change, it’s the world around it that changes. Gold is the same thing as a hundred or a thousand years ago, we have different types of investors buy, foreign central banks have been a very active participant, US policies has encouraged hostile nations to reduce their Treasury holdings. And it’s not like they’re gold bugs, but they don’t have so many alternatives and gold is one of the beneficiaries.

Gold has historically served as a diversifier, in 2022 not so much but in most years it has. And of course the typical investor is the one who’s concerned about the purchasing power of the dollar, the one investor we have not seen much as of late is the speculator, those have gone to the meme stocks and the Mag Seven, whatever you might want to call it. They might come back if there’s ever a strong move up or down, but for the time being the speculator isn’t as much.

Jane King: Well, that’s interesting that speculators are not involved because that almost tells you there’s more upside to come.

Axel Merk: We happen to think so.

Jane King: Yeah, at least historically, I guess we can say.

Axel Merk: Yeah, the bigger potential we see is in the gradual transitioning of the Federal Reserve into an easier environment, and actually the worst the economy does, the better these sort of stocks will do. They’re by the way very volatile, so with just a little bit of investment you can get a lot of diversification. But if the S&P 500 doesn’t do well, people look for more diversification, and that’s when a fund like ours is attractive, yes.

Jane King: Well, very interesting, thank you so much, Axel.

Axel Merk: My pleasure.

Jane King: Thanks.

Recorded on March 25, 2024

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Website: AICalliance.org ◊ Phone: (888) 400-9694

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Disclosure: Views and opinions expressed are for informational and educational purposes only as of the date of production/writing/speaking and may change without notice at any time based on a multitude of factors. Speaker's/presenter's/author's opinions are their own and may not necessarily represent the opinions of AICA, its Board, or its staff. Materials may contain “forward-looking” information that is not purely historical in nature, such as projections, forecasts, market return estimates, proposed or expected portfolio composition, and other items. Listed closed-end funds and business development companies trade on exchanges at prices that may be above or below their NAVs. There is no guarantee that an investor will be able to sell shares at a price greater than or equal to the purchase price or that a closed- end fund's discount will narrow. Non-listed closed-end funds and business development companies do not offer investors daily liquidity but rather offer liquidity on a monthly, quarterly or semi-annual basis, often on a small percentage of shares. Closed-end funds often use leverage, which can increase the fund's volatility (i.e., risk). Actual distribution amounts may vary with fund performance and other conditions. Past performance is no guarantee of future results. This material is not intended to be a recommendation or investment advice, does not constitute a solicitation to buy, sell or hold a security or an investment strategy, and is not provided in a fiduciary capacity. Shares of closed-end funds are subject to investment risks, including the possible loss of principal invested. Closed-end funds frequently trade at a discount to their net asset value (NAV).

Website: AICalliance.org ◊ Phone: (888) 400-9694